Exhibit 99.01

Versant Contact:

Jerry Wong

Chief Financial Officer

Versant Corporation

1-800-VERSANT

650-232-2400

Versant Announces Quarterly Net Income of $0.5 Million

Revenues of $4.6 million for Q1 2011

Redwood City, California, February 24, 2011 - Versant Corporation (NASDAQ:VSNT), an industry leader in specialized data management software, today announced its financial results for its first quarter ended January 31, 2011.

For the quarter, Versant reported revenues of $4.6 million compared to $4.5 million for the same quarter of the last fiscal year, representing an increase of 3%. One customer accounted for 10% of total revenues in the quarter, whereas one customer accounted for 13% of total revenues in the quarter ended January 31, 2010.

Net income for the quarter was $0.46 million and diluted net income per share was $0.14 for the first quarter ended January 31, 2011, compared to net income of $0.51 million and diluted net income per share of $0.14 (computed on a somewhat larger share base) for the quarter ended January 31, 2010.  Versant continued to invest in increased sales and marketing expense during the quarter.

Under the Company’s current stock repurchase program, Versant is authorized to expend up to $5.0 million to repurchase outstanding common stock.  During the quarter ended January 31, 2011, Versant acquired approximately 34,000 shares through open market purchases at an average price of $11.98 per share, leaving a balance of approximately $4.6 million available for future repurchases of common stock under this program until its currently anticipated expiration on October 31, 2011.

Jochen Witte, Versant Corporation’s CEO, stated “This quarter marks a good start into 2011 with quarterly revenues up both sequentially and year-over-year. Our net income was approximately 10% of revenues for the quarter, representing our 22nd sequential quarter of uninterrupted profitability.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management software, which helps companies to handle complex information in environments that have high performance and high availability requirements. Using the Versant Object Database, customers cut hardware costs, speed and simplify development, significantly reduce administration costs, and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries, including telecommunications, financial services, transportation, manufacturing, and defense. With over 150,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as Ericsson, Verizon, Siemens, and Financial Times, as well as the US Government.  For more information, call 650-232-2400 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include the statement in this press release regarding the Company’s currently anticipated October 31, 2011 expiration date for its existing stock repurchase program (which can be earlier terminated). Forward-looking statements are based on our assessment of current trends in our business, as well as the general economic environment in fiscal 2011, and may prove to be incorrect. Investors are cautioned that any such forward-looking statements are not guarantees of Versant’s future performance or other matters and involve very significant risks and uncertainties.

There are many important factors and risks that could cause our actual results or events to differ materially from those anticipated in the forward-looking statements. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Information concerning factors that could adversely affect our business and results can be found in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Annual Report on Form 10-K for the year ending October 31, 2010, its reports on Form 10-Q and its reports on Form 8-K.

Versant is a registered trademark or trademark of Versant Corporation in the United States.

Conference Call Information

Versant will host a teleconference today to discuss the above after markets close. The details for the call are as follows:

Date: Thursday, February 24, 2011
Time: 1:30 PM Pacific (4:30 PM Eastern)
Dial-in number US: 1-877-941-4774
International: 1-480-629-9760
Conference ID: 4412812

Internet Simulcast*: http://viavid.net/dce.aspx?sid=000081A2

*Windows Media Player needed for simulcast. Simulcast is voice only.

Dial in 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting, please call Versant Corporation at (650) 232-2416.

A replay of the conference call will be available until March 3, 2011.

Replay number US: 1-877-870-5176
International Replay number: 1-858-384-5517
Replay Pass Code**: 4412812

** Enter the playback pass code to access the replay

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for share amounts)

(unaudited)

	January 31,	October 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$25,296	$24,911
Trade accounts receivable, net	3,936	3,186
Deferred income taxes	863	884
Other current assets	400	388
Total current assets	30,495	29,369

Property and equipment, net	762	634
Goodwill	8,589	8,589
Intangible assets, net	426	499
Other assets	38	38
Total assets	$40,310	$39,129

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$370	$164
Accrued liabilities	1,395	1,294
Deferred revenues	3,664	3,022
Total current liabilities	5,429	4,480

Deferred revenues	28	66
Deferred rent	44	49
Other long-term liabilities	88	90
Total liabilities	5,589	4,685

Stockholders’ equity:
Common stock, no par value, 7,500,000 shares authorized, 3,186,909 shares issued and outstanding at January 31, 2011, and 3,213,122 shares issued and outstanding at October 31, 2010	92,545	92,654
Accumulated other comprehensive income (loss), net	(32)	43
Accumulated deficit	(57,792)	(58,253)
Total stockholders’ equity	34,721	34,444
Total liabilities and stockholders’ equity	$40,310	$39,129

VERSANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	January 31,	January 31,
	2011	2010
Revenues:
License	$2,596	$2,459
Maintenance	1,919	1,984
Professional services	62	12
Total revenues	4,577	4,455

Cost of revenues:
License	68	81
Amortization of intangible assets	73	77
Maintenance	373	390
Professional services	21	10
Total cost of revenues	535	558

Gross profit	4,042	3,897

Operating expenses:
Sales and marketing	1,500	1,186
Research and development	932	1,044
General and administrative	1,045	923
Restructuring	—	43
Total operating expenses	3,477	3,196

Income from operations	565	701
Interest and other income, net	9	10
Income before income taxes	574	711
Provision for income taxes	113	206

Net income	$461	$505

Net income per share:
Basic	$0.14	$0.14
Diluted	$0.14	$0.14

Shares used in per share calculation:
Basic	3,203	3,537
Diluted	3,320	3,575